Exhibit 99.1

CVR ENERGY NAMES SUSAN M. BALL AS CHIEF FINANCIAL OFFICER

SUGAR LAND, Texas (July 27, 2012) – CVR Energy, Inc. (NYSE: CVI), a refiner and marketer of petroleum fuels and the majority owner in nitrogen fertilizer manufacturer CVR Partners, LP (NYSE: UAN), announced today that Susan M. Ball will become the companies’ chief financial officer and treasurer effective August 7, 2012. She replaces Frank A. Pici, who is leaving to pursue other opportunities.

Ball has more than 25 years of experience in the accounting industry and has been with the company for more than six years. For the past five years, she served as vice president, chief accounting officer and assistant treasurer for CVR Energy and CVR GP, the general partner of CVR Partners, where she was principally responsible for public and financial reporting, accounting, tax and related departments. Prior to the formation of CVR Energy in 2007, Ball served in the same capacity for Coffeyville Resources, LLC, which is now a CVR Energy subsidiary.

“Susan has demonstrated tremendous talent and leadership during her tenure with CVR Energy, and she has played an instrumental role in the company’s growth and achievements over the years,” said Chief Executive Officer Jack Lipinski. “In addition to her extensive background in accounting, Susan has a deep understanding of our businesses and is a key member of our executive team. I am pleased to have Susan take on this important role in our company.

“I also want to thank Frank for his contributions to CVR Energy and wish him well in future endeavors,” Lipinski said.

Prior to joining CVR Energy, Ball served as a tax managing director with KPMG LLP, where she was responsible for all aspects of federal and state income tax compliance and tax consulting, which included a significant amount of mergers and acquisition work on behalf of clients.

Ball holds a bachelor’s degree in business administration from Missouri Western State College and is a certified public accountant.

About CVR Energy, Inc.

Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses operate independent refining assets in Coffeyville, Kan. and Wynnewood, Okla. with more than 185,000 barrels per day of processing capacity, a marketing network for supplying high value transportation fuels to customers through tanker trucks and pipeline terminals, and a crude oil gathering system serving Kansas, Oklahoma, western Missouri, southwestern Nebraska and Texas. In addition, CVR Energy subsidiaries own a majority interest in and serve as the general partner of CVR Partners, LP, a producer of ammonia and urea ammonium nitrate, or UAN, fertilizers.

For further information, please contact:

Investor Relations:

Jay Finks

CVR Energy, Inc.

281-207-3588

InvestorRelations@CVREnergy.com

Media Relations:

Angie Dasbach

CVR Energy, Inc.

913-982-0482

MediaRelations@CVREnergy.com